EXHIBIT 5



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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061

                                  July 21, 2009


Discovery Ridge Resources, Inc.
Suite 1250, 639 5th Ave., S.W.
Calgary, Alberta T2P 0M9


This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Discovery Ridge Resources, Inc., a Nevada corporation (the "Company"), of up to 1,820,000 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares of stock mentioned above and such shares, when sold, will represent fully paid and non-assessable shares of the Company's common stock.

Very truly yours,

HART & TRINEN

/s/ William T. Hart

William T. Hart



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